Exhibit 99.1	Press Release dated November 13, 2017

Tengasco Announces Third Quarter 2017 Financial Results

GREENWOOD VILLAGE, Colo., Nov. 13, 2017 /PRNewswire/ -- Tengasco, Inc. (NYSE American: TGC) announced today its financial results for the quarter ended September 30, 2017. The Company reported a net loss of $315,000 or $0.03 per share of common stock during the third quarter of 2017 compared to a net loss of $908,000 or $0.15 per share of common stock during the third quarter of 2016.  The $593,000 decrease in net loss was primarily due to the absence of any ceiling test impairment in the third quarter of 2017 compared to the ceiling test impairment of $632,000 recorded in the third quarter of 2016 (as a result of the low oil prices experienced during 2015 and 2016), a $78,000 decrease in general and administrative costs, and a $30,000 decrease in DD&A, partially offset by a $103,000 increase in production cost and taxes, and a $63,000 decrease in revenues.  During the quarter ended September 30, 2016, net loss before effect of impairment was $276,000 or $0.05 per share (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $1.18 million in revenues during the third quarter of 2017 compared to $1.24 million during the third quarter of 2016. The $63,000 revenue decrease from 2016 levels was primarily due to a $102,000 decrease resulting from a 2.6 MBbl decrease in sales volumes, primarily due to natural declines and timing of load pick-up by the oil purchaser, partially offset by a $75,000 increase related to a $3.12 per barrel increase in the average oil price (from an average price of $39.42 per barrel during third quarter of 2016 to an average price of $42.54 per barrel during the third quarter of 2017.)  In addition, there was a $28,000 decrease in methane facility revenues, primarily related to a decrease in facility uptime, partially offset by an increase in efficiency.

The Company reported a net loss of $706,000 or $0.07 per share of common stock during the first nine months of 2017 compared to a net loss of $3.9 million or $0.65 per share of common stock during the first nine months of 2016.  The $3.2 million decrease in net loss was primarily due to the absence of any ceiling test impairment in the first nine months of 2017 compared to the ceiling test impairment of $2.7 million recorded in the third quarter of 2016 (as a result of the low oil prices experienced during 2015 and 2016), together with a $385,000 increase in revenues, a $271,000 decrease in general and administrative costs, and a $199,000 decrease in DD&A, partially offset by a $381,000 increase in production cost and taxes and methane facility costs.  During the nine months ended September 30, 2016, net loss before effect of impairment was $1.2 million or $0.20 per share (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $3.84 million in revenues during the first nine months of 2017 compared to $3.46 million during the first nine months of 2016. The revenue increase from 2016 levels was primarily due to a $637,000 increase related to a $8.33 per barrel increase in the average oil price (from an average price of $35.59 per barrel during the first nine months of 2016 to an average price of $43.92 per barrel during the first nine months of 2017), partially offset by a $204,000 decrease related to 5.7 MBbl decrease in sales volumes, primarily from the Albers A, Albers B, Howard A, Lewis, Liebenau, McElhany A, and Veverka A leases mostly related to natural declines.  In addition, there was a $33,000 decrease in methane facility revenues, primarily related to a decrease in facility uptime, partially offset by an increase in efficiency.

Michael J. Rugen, CEO said, "During the third quarter 2017 we saw oil prices increase over last year's third quarter pricing by enough to largely offset the reduction in revenues caused by the declines in our sales volumes, although that increase was not sufficient to regain profitability in the quarter.  Similarly, for the first nine months of 2017, oil prices increased more than eight dollars per barrel above the same period last year, and revenues for the period exceeded revenues in the same period last year, but were not sufficient to regain profitability during the period. The Company has not made any borrowings under its credit facility since it was paid down to zero with the result of this year's rights offering as previously announced. We continue to review ways to increase current production and to trim costs where possible.  In addition, we continue to explore joint venture opportunities and potential business combinations that may provide additional shareholder value."

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)
	Quarter Ended September 30,2016	Nine Months Ended September 30, 2016
Net loss (US GAAP)	$(0.9)	$(3.9)
Impairment	$0.6	$2.7
Net loss from continuing operations before effect of impairment	$(0.3)	$(1.2)
Net loss per share – basic and diluted (US GAAP)	$(0.15)	$(0.65)
Impairment per share – basic and diluted	$0.10	$0.45
Net loss per share before effect of impairment – basic and diluted	$(0.05)	$(0.20)

CONTACT: Cary V. Sorensen, V.P., Tengasco, Inc., (720) 420-4460